Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS SECOND QUARTER 2012 U.S. GAAP EARNINGS OF
$1.00 PER DILUTED SHARE

EXCLUDING NON-COMPARABLE ITEMS, THE COMPANY POSTS RECORD EARNINGS OF $1.36 PER DILUTED SHARE, UP 21% FROM SECOND QUARTER 2011 ON A COMPARABLE BASIS

REVISES 2012 FULL YEAR SALES GROWTH GUIDANCE TO 4% TO 6% (9% TO 11% EXCLUDING CURRENCY) AND EARNINGS GUIDANCE TO $5.05 TO $5.25 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

Auburn Hills, Michigan, July 26, 2012 – BorgWarner Inc. (NYSE: BWA) today reported second quarter 2012 U.S. GAAP net earnings of $1.00 per diluted share. Excluding non-comparable items, net earnings were $1.36 per diluted share, a new record for the company. Net sales were $1,856 million in the quarter.

Second Quarter Highlights:

•	Net sales of $1,856 million.

◦	Excluding the negative impact of foreign currencies and 2011 dispositions, net sales were up 10% compared with second quarter 2011.

•	U.S. GAAP net earnings of $1.00 per diluted share.

◦
Excluding $(0.27) per diluted share related to a loss from disposal activities and $(0.09) per diluted share related to tax adjustments, net earnings were a record $1.36 per diluted share, up 21% from second quarter 2011 on a comparable basis.

•	Operating income of $193 million.

◦	Excluding the $38 million pre-tax charge related to the loss from disposal activities, operating income was $231 million, or 12.5% of net sales, a new record for the company.

Revised Full Year Guidance:

•	The company expects 2012 net sales growth of 4% to 6%.

◦	Excluding the negative impact of foreign currencies, the company expects 2012 net sales growth of 9% to 11%.

•	The company expects 2012 net earnings of $5.05 to $5.25 per diluted share, excluding non-comparable items, a record level for BorgWarner and up 13% to 18% compared with 2011.

Second Quarter Performance: “We executed very well in the second quarter,” said Timothy Manganello, Chairman and CEO of BorgWarner. “Despite declines in light vehicle and commercial vehicle production in Europe, our largest market, the focus on fuel economy and improved emissions around the globe continued to drive growth for BorgWarner. Excluding the negative impact of foreign currencies and 2011 dispositions, our net sales were up approximately 10% in the second quarter compared with second quarter 2011. Our growth was in line with global light vehicle production growth of 10%, although much of the industry's growth was in Japan, a market that comprises less than 5% of our sales. While growing our net sales in the quarter, we did an excellent job managing costs, which resulted in an all-time record operating income margin of 12.5%, excluding non-comparable items.”

2012 Outlook: Based on weakening global economic conditions, the company adjusted its net sales and net earnings guidance for 2012. Annual net sales growth is now expected to be 4% to 6%, down from 10% to 12% previously. Excluding the negative impact of foreign currencies, annual net sales growth is now expected to be 9% to 11%, down from 14% to 16% previously. Net earnings are now expected to be within a range of $5.05 to $5.25 per diluted share, excluding non-comparable items, down from $5.35 to $5.65 per diluted share previously. “Our outlook for Europe and for commercial vehicle markets around the world has been negatively impacted by the general slowdown in the global economy. Despite this, we expect to deliver industry-leading sales growth and record earnings this year," Manganello said.

Financial Results: Net sales were $1,856 million in second quarter 2012, up 2% from $1,819 million in second quarter 2011. Net earnings in the quarter were $121 million, or $1.00 per diluted share, compared with $162 million, or $1.31 per diluted share, in second quarter 2011. Second quarter 2012 net earnings included non-comparable items of $(0.36) per diluted share. Second quarter 2011 net earnings included non-comparable items of $0.19 per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the Euro, decreased net sales by approximately $135 million, and decreased net earnings approximately $0.09 per diluted share, in second quarter 2012 compared with second quarter 2011.

For the first six months of 2012, net sales were $3,769 million, up 6% from $3,549 million in the first six months of 2011. Net earnings in the first six months of 2012 were $279 million, or $2.28 per diluted share, compared with $287 million, or $2.30 per diluted share, in the first six months of 2011. Net earnings in the first six months of 2012 included non-comparable items of $(0.33) per diluted share. Net earnings in the first six months of 2011 included non-comparable items of $0.19 per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the Euro, decreased net sales by approximately $180 million, and decreased net earnings approximately $0.12 per diluted share, in the first six months of 2012 compared with the first six months of 2011.

Net earnings per diluted share	Second Quarter		First Six Months
	2012	2011	2012	2011

Non – U.S. GAAP	$1.36	$1.12	$2.61	$2.11

Reconciliations:
Loss from disposal activities	(0.27)		(0.26)
Tax adjustments	(0.09)	0.05	(0.07)	0.05
Honeywell patent infringement settlement		0.14		0.14

U.S. GAAP	$1.00	$1.31	$2.28	$2.30

Net cash provided by operating activities was $310 million in the first half of 2012 compared with $250 million in the first half of 2011. Capital expenditures, including tooling outlays, totaled $188 million in the first half of 2012, compared with $160 million in the first half of 2011. Balance sheet debt decreased by $176 million and cash on hand increased by $122 million compared with the end of 2011. The $298 million decrease in balance sheet debt (net of cash) was primarily due to the company's settlement of its convertible senior notes, which was partially offset by share repurchases. The ratio of balance sheet debt (net of cash) to capital was 18.6% at the end of second quarter 2012 compared with 28.3% at the end of 2011.

Engine Group Results: Engine segment net sales were $1,270 million in second quarter 2012, down 2% from $1,298 million in the prior year's quarter. Excluding the negative impact of foreign currencies and 2011 dispositions, net sales were up approximately 7% as a result of increased sales of engine timing systems, including variable cam timing products, greater sales of emissions products and the growth in turbocharger technology adoption around the world. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $211 million in second quarter 2012, up 7% from $197 million in second quarter 2011.

Drivetrain Group Results: Drivetrain segment net sales were $594 million in second quarter 2012, up 13% from $526 million in the prior year’s quarter. Excluding the negative impact of foreign currencies, net sales were up approximately 20% as a result of strong all-wheel drive system sales around the world, growth in traditional transmission component sales in North America and Korea and higher dual clutch transmission module sales in Europe. Adjusted EBIT was $55 million in second quarter 2012, up 40% from $39 million in second quarter 2011.

Recent Highlights:

•
BorgWarner signed a Master Purchase Agreement to sell its spark plug business to Federal-Mogul Corporation. Completion of the transaction is subject to regulatory approvals. The spark plug business was a small segment of the BERU operations acquired by BorgWarner in 2005. Sales were approximately $80 million in 2011.

In conjunction with the signing of the Master Purchase Agreement, the company wrote down $37.9 million of prior purchase accounting adjustments related to the spark plug business segment of the BERU acquisition. The company expects to complete the sale during the third quarter of 2012 at which time the company anticipates incurring restructuring-related costs associated with the disposal and future requirements of BERU's ongoing business.

BorgWarner will continue its focus on expanding the core BERU Systems products of glow plugs, diesel cold start systems and other gasoline ignition technologies.

•
BorgWarner's advanced low-friction silent chain and compact hydraulic tensioner help the Daihatsu Mira e:S minicar achieve 70.5 mpg, rivaling the fuel economy of a hybrid vehicle. The "e:S", or "energy saving technology", will power several other minicars for the Japanese market. Daihatsu presented a Supplier's Excellence Award to BorgWarner to recognize its contributions toward the engine's outstanding fuel economy.

•
BorgWarner is providing its leading turbocharging technology for Build Your Dreams (BYD) Auto's 1.5-liter gasoline direct-injection (GDI) engine, the first developed in-house by a domestic Chinese company. BYD Auto recently launched the engine in its G6 sedan, the top-selling mid-sized sedan in China's domestic market. The fuel-efficient engine featuring BorgWarner's turbocharging technologies is also available for other models.

Recent Highlights (continued):

•
BorgWarner friction plates enable ZF's new full hybrid 8-speed automatic transmission to shift smoothly between the electric motor and the engine. The transmission launched in the 2012 Audi Q5 Hybrid Quattro and will also be featured in other vehicles soon.

At 9:30 a.m. ET today, a brief conference call concerning second quarter results will be webcast at:
http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 59 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.
# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$1,856.4	$1,818.8	$3,768.9	$3,549.2
Cost of sales	1,473.2	1,461.7	2,989.9	2,849.3
Gross profit	383.2	357.1	779.0	699.9

Selling, general and administrative expenses	153.1	157.7	322.1	322.8
Other (income) expense	36.6	(28.9)	37.7	(30.5)
Operating income	193.5	228.3	419.2	407.6

Equity in affiliates’ earnings, net of tax	(12.5)	(8.1)	(21.7)	(16.5)
Interest income	(1.3)	(1.2)	(2.7)	(2.2)
Interest expense and finance charges	12.6	20.5	27.7	38.9
Earnings before income taxes and noncontrolling interest	194.7	217.1	415.9	387.4

Provision for income taxes	68.5	49.8	126.0	90.7
Net earnings	126.2	167.3	289.9	296.7

Net earnings attributable to the noncontrolling interest, net of tax	5.6	5.3	11.3	10.2
Net earnings attributable to BorgWarner Inc.	$120.6	$162.0	$278.6	$286.5

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$120.6	$162.0	$278.6	$286.5
Adjustment for net interest expense on convertible notes	0.8	5.4	5.8	10.6
Diluted net earnings attributable to BorgWarner Inc.	$121.4	$167.4	$284.4	$297.1

Earnings per share — diluted	$1.00	$1.31	$2.28	$2.30

Weighted average shares outstanding — diluted	121.5	128.1	124.6	129.2

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Capital expenditures, including tooling outlays	$93.4	$89.7	$188.4	$159.9

Depreciation and amortization:
Fixed assets and tooling	$63.0	$64.1	$126.8	$125.0
Intangible assets and other	7.3	8.2	14.7	15.1
	$70.3	$72.3	$141.5	$140.1

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Engine	$1,269.6	$1,297.9	$2,577.8	$2,547.3
Drivetrain	593.9	525.7	1,205.3	1,012.1
Inter-segment eliminations	(7.1)	(4.8)	(14.2)	(10.2)
Net sales	$1,856.4	$1,818.8	$3,768.9	$3,549.2

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Engine	$210.5	$197.2	$420.3	$383.3
Drivetrain	54.6	38.9	115.8	70.9
Adjusted EBIT	265.1	236.1	536.1	454.2
Loss from disposal activities	37.9	—	37.9	—
Patent infringement settlement, net of legal costs incurred	—	(29.1)	—	(29.1)
Corporate, including equity in affiliates' earnings and stock-based compensation	21.2	28.8	57.3	59.2
Interest income	(1.3)	(1.2)	(2.7)	(2.2)
Interest expense and finance charges	12.6	20.5	27.7	38.9
Earnings before income taxes and noncontrolling interest	194.7	217.1	415.9	387.4
Provision for income taxes	68.5	49.8	126.0	90.7
Net earnings	126.2	167.3	289.9	296.7
Net earnings attributable to the noncontrolling interest, net of tax	5.6	5.3	11.3	10.2
Net earnings attributable to BorgWarner Inc.	$120.6	$162.0	$278.6	$286.5

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30, 2012	December 31, 2011
Assets

Cash	$481.9	$359.6
Receivables, net	1,327.7	1,183.0
Inventories, net	472.7	454.3
Other current assets	138.2	140.9
Total current assets	2,420.5	2,137.8

Property, plant and equipment, net	1,672.7	1,664.3
Other non-current assets	2,127.5	2,156.5
Total assets	$6,220.7	$5,958.6

Liabilities and Equity

Notes payable and other short-term debt	$186.8	$196.3
Current portion of long-term debt	10.2	381.5
Accounts payable and accrued expenses	1,279.3	1,297.8
Income taxes payable	37.0	29.8
Total current liabilities	1,513.3	1,905.4

Long-term debt	956.2	751.3
Other non-current liabilities	816.7	848.9

Total BorgWarner Inc. stockholders’ equity	2,873.7	2,387.9
Noncontrolling interest	60.8	65.1
Total equity	2,934.5	2,453.0

Total liabilities and equity	$6,220.7	$5,958.6

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2012	2011
Operating
Net earnings	$289.9	$296.7
Non-cash charges (credits) to operations:
Depreciation and amortization	141.5	140.1
Loss from disposal activities, net of cash paid	34.8	—
Bond amortization	5.3	9.8
Deferred income tax benefit	(5.6)	(14.6)
Other non-cash items	23.2	(9.1)
Net earnings adjusted for non-cash charges to operations	489.1	422.9
Changes in assets and liabilities	(179.0)	(173.3)
Net cash provided by operating activities	310.1	249.6

Investing
Capital expenditures, including tooling outlays	(188.4)	(159.9)
Net proceeds from asset disposals	2.5	5.5
Payments for business acquired, net of cash acquired	—	(203.7)
Net proceeds from sale of business	1.6	2.1
Net cash used in investing activities	(184.3)	(356.0)

Financing
Net (decrease) increase in notes payable	(9.4)	37.0
Additions to long-term debt, net of debt issuance costs	300.0	353.9
Repayments of long-term debt, including current portion	(96.2)	(139.7)
Payments for purchase of treasury stock	(200.3)	(268.8)
Proceeds from stock options exercised, including the tax benefit	48.2	38.2
Taxes paid on employees' restricted stock award vestings	(17.6)	(14.4)
Capital contribution from noncontrolling interest	—	19.5
Dividends paid to noncontrolling stockholders	(14.4)	(9.2)
Net cash provided by financing activities	10.3	16.5

Effect of exchange rate changes on cash	(13.8)	12.4

Net increase (decrease) in cash	122.3	(77.5)

Cash at beginning of year	359.6	449.9
Cash at end of period	$481.9	$372.4